News Release

FOR IMMEDIATE RELEASE

For more information, contact:
Deb Thornton
Daegis
(916) 218-4779
dthornton@daegis.com

DAEGIS REPORTS FISCAL 2012 FIRST QUARTER
FINANCIAL RESULTS

•    First quarter revenue increased 16% quarter over quarter to $11.5 million
•    Adjusted EBITDA of $1.9 million
•    Successfully completed new equity raise and debt refinancing

ROSEVILLE, Calif., – August 30, 2011 – Daegis (NASDAQ: DAEG), an eDiscoverycompany, today announced financial results for its fiscal 2012 first quarter, ended July 31, 2011.

First quarter total revenue rose 16% to $11.5 million, compared to $9.9 million in the first quarter last year. Electronic discovery revenue was $6.0 million, compared to $3.0 million, in the comparable period last year. Daegis merged with Unify on June 29, 2010 and as a result, approximately one month of eDiscovery revenue was included in the prior year comparison. Revenue for the Company’s other business segment, database, archive and migrations, was $5.5 million, compared to $6.9 million in the first quarter of fiscal 2011.

Operating income for the first quarter was $845,000, compared to a loss of $309,000 in the same quarter last year. Adjusted EBITDA rose 109% to $1.9 million, or 16% of revenue, compared to $893,000, or 9% of revenue, in the comparable quarter last year (see reconciliation table).

First quarter GAAP net loss was $1.8 million, or $0.12 loss per diluted share, compared to GAAP net loss of $475,000, or $0.04 loss per diluted share, in the first quarter of fiscal 2011. Non-GAAP net income was $779,000, or $0.05 per diluted share, compared to Non-GAAP net income of $1.5 million or $0.14 per diluted share last year (see reconciliation table). The Company generated cash from operations of $837,000 during the first quarter.

Cash and cash equivalents at July 31, 2011 were $3.7 million, compared to $4.6 million reported at April 30, 2011. Total outstanding debt decreased approximately $4.0 million to $23.4 million, compared to $27.5 million at April 30, 2011.

“During the first quarter, we achieved solid revenue and EBITDA growth, and gained eDiscovery sales momentum,” said Todd Wille, president and CEO of Daegis. “We improved the health of our balance sheet by completing a $4.0 million equity capital raise in conjunction with refinancing our debt with Wells Fargo. This new debt facility resulted in a lower interest rate and an improved covenant structure that we expect will enable us to save approximately $1.5 million in interest expense in fiscal 2012. The eDiscovery sales pipeline grew in excess of 75% during the quarter as a result of doubling our sales team in late Q4 and early Q1. Additionally, our product development initiative remained a focus during the quarter, leading to the new release of the Daegis eDiscovery Platform launched earlier this month. We continue to be confident about our ability to achieve revenue growth for the year.”

First Quarter Highlights:
  The Company completed new debt refinancing with Wells Fargo that is expected to save approximately $1.5 million in interest expense for the remainder of fiscal 2012. Additionally, the Company raised $4 million in new equity capital by selling approximately 1.67 million shares of preferred stock to a current shareholder.

  In July, Daegis announced the industry’s first complete eDiscovery solution for Lotus Notes applications, becoming the only provider to offer clients the ability to capture, process, search, cull and review collaborative Lotus Notes applications for legal discovery.

  In June, Daegis re-earned ISO 27001 Compliance Certification for Information Security, distinguishing it from other vendors in the industry that either have only a part of their eDiscovery process certified or no certification at all.
Investor Conference Call

Management will host a conference call today, August 30, 2011, at 2:00 p.m. PT (5:00 p.m. ET) to review the first quarter 2012 financial results. The call can be accessed by dialing (877) 941-1427 or (480) 629-9664 for international callers and providing the company name. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available over the Internet at www.daegis.com. A replay of the call will be available approximately two hours following the end of the call through 11:59 p.m. ET on September 6, 2011 by dialing (800) 406-7325 or (303) 590-3030 for international callers and using the following passcode: 4465285#.

About Daegis

Daegis (NASDAQ: DAEG) delivers eDiscovery and information management solutions. The Daegis eDiscovery Platform serves corporate counsel and law firm clients by combining technology and services to deliver the industry’s most complete solution. Daegis also provides document review services with predictable pricing to contain costs and promote efficiency in a defensible manner. For additional information, visit www.daegis.com or follow us via our blog, Twitter at @daegis and Facebook.

Use of Non-GAAP Financial Information

To supplement the Company's unaudited condensed consolidated financial statements presented in accordance with GAAP, Daegis uses certain non-GAAP measures of financial performance. The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP. For more information on these non-GAAP financial measures including how they are calculated, please see the table in this release captioned "Reconciliation of GAAP to Non-GAAP" which includes a reconciliation of the GAAP results to non-GAAP results.

Some of the information in this press release may contain projections or other forward-looking statements regarding future events or the future financial performance of the Company. We wish to caution you that these statements involve risks and uncertainties and actual events or results may differ materially. When the words “believes,” “expects,” “plans,” “projects,” “estimates” and similar expressions are used, they identify forward-looking statements. These forward-looking statements are based on management’s current beliefs and assumptions and information currently available to management and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Examples of forward-looking statements in the press release include the statements related to the Company’s annual guidance and the statements made by Mr. Wille. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are general market and economic conditions, our ability to execute our business strategy and integrate acquired businesses, the effectiveness of our sales team and approach, our ability to target, analyze and forecast the revenue to be derived from a client and the costs associated with providing services to that client, the date during the course of a fiscal year that a new client is acquired, the length of the integration cycle for new clients and the timing of revenues and costs associated therewith, our client concentration given that the Company is currently dependent on a few large client relationships, potential competition in the marketplace, the ability to retain and attract employees, market acceptance of our service programs and pricing options, our ability to maintain our existing technology platform and to deploy new technology, our ability to sign new clients and control expenses, the possibility of the discontinuation of some client relationships, the financial condition of our clients' business and other factors detailed in the Company's filings with the Securities and Exchange Commission, including our recent filings on Forms 10-K.

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DAEGIS INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	July 31,	April 30,
	2011	2011
ASSETS
Current assets:
Cash and cash equivalents	$3,744	$4,577
Accounts receivable, net	13,241	15,670
Prepaid expenses and other current assets	1,271	1,166
Total current assets	18,256	21,413

Property and equipment, net	2,803	2,240
Goodwill	25,161	25,161
Intangibles, net	11,832	12,396
Other assets, net	1,093	1,524
Total assets	$59,145	$62,734

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,346	$1,433
Current portion of long term debt	1,283	1,869
Accrued compensation and related expenses	2,261	2,894
Common stock warrant liability	1,178	1,623
Other accrued liabilities	1,379	2,131
Deferred revenue	7,102	7,951
Total current liabilities	14,549	17,901

Long term debt, net of current portion	22,153	24,731
Deferred tax liabilities	587	555
Other long term liabilities	1,358	1,513
Total liabilities	38,647	44,700

Commitments and contingencies	—	—

Stockholders’ equity:
Preferred stock	2	—
Common stock	15	15
Additional paid-in capital	99,362	95,111
Accumulated other comprehensive income	434	443
Accumulated deficit	(79,315)	(77,535)
Total stockholders’ equity	20,498	18,034
Total liabilities and stockholders’ equity	$59,145	$62,734

DAEGIS INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended
	July 31,
	2011	2010
Revenues:
eDiscovery	$6,026	$3,016
Database, archive, and migrations	5,488	6,869
Total revenues	11,514	9,885

Operating expenses:
Direct costs of eDiscovery revenue	2,397	653
Direct costs of database, archive, and migration revenue	1,349	1,636
Product development	1,976	1,783
Selling, general and administrative	4,947	6,286
Change in fair value of contingent consideration	—	(164)
Total operating expenses	10,669	10,194
Income (loss) from operations	845	(309)

Other income (expense):
Loss on extinguishment of debt	(2,166)	—
Gain from change in fair value of common stock warrant liability	445	362
Interest expense	(900)	(412)
Other, net	49	(123)
Total other income (expense)	(2,572)	(173)

Loss before income taxes	(1,727)	(482)
Provision (benefit) for income taxes	51	(7)
Net loss	$(1,778)	$(475)

Net loss per share:
Basic	$(0.12)	$(0.04)
Dilutive	$(0.12)	$(0.04)

Shares used in computing net loss per share:
Basic	14,601	11,240
Dilutive	14,601	11,240

DAEGIS INC.
RECONCILIATION OF GAAP OPERATING INCOME TO ADJUSTED EBITDA
(In thousands)

	Three Months Ended
	July 31,
	2011	2010
GAAP income (loss) from operations	$845	$(309)

Amortization of intangible assets	565	835
Stock based compensation expenses	228	252
Depreciation	230	115
Total adjustments to GAAP income (loss) from operations	1,023	1,202

Adjusted EBITDA	$1,868	$893

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME
(In thousands, except per share data)

GAAP net loss	$(1,778)	$(475)

Amortization of intangible assets and warrant discount	608	858
Stock based compensation expenses	228	252
Professional fees related to mergers	—	1,423
Change in fair value of contingent consideration	—	(164)
(Gain) loss from change in fair value of common stock warrant liability	(445)	(362)
Loss on extinguishment of debt	2,166	—
Total adjustments to GAAP net loss	2,557	2,007

Non-GAAP net income	$779	$1,532

Non-GAAP diluted earnings per share	$0.05	$0.14